Exhibit 10.92

LICENSE AGREEMENT

AMENDMENT NO. 5

THIS AMENDMENT NO. 5 TO THE LICENSE AGREEMENT (“Fifth Amendment”) is made and entered into effective as of December 22, 2011 (“Fifth Amendment Date”) by and between Roche Palo Alto LLC (successor in interest by merger to Syntex (U.S.A.) Inc.) (“Roche”), having offices at 1 DNA Way, South San Francisco, California, and Gilead Palo Alto, Inc. (f/k/a CV Therapeutics, Inc.) (“CVT”), having a mailing address of 333 Lakeside Drive, Foster City, California 94404. Capitalized terms used in this Fifth Amendment that are not otherwise defined herein shall have the same meaning as such terms are defined in the License Agreement.

Recitals

Roche and CVT entered into the License Agreement effective March 27, 1996 (“License Agreement”) and entered into four Amendments to the License Agreement effective July 3, 1997, November 30, 1999, March 5, 2005 and June 20, 2006, respectively (“Amendments”).

The parties now wish to amend the Agreement to address certain deductions from Net Sales as expressly set forth herein.

NOW, THEREFORE, in consideration of the mutual promises contained herein, the sufficiency of which is hereby acknowledged, Roche and CVT now wish to amend the Agreement as follows effective as of the Fifth Amendment Date:

1.     Amendment of Section 1.10. Section 1.10 of the License Agreement is hereby amended and replaced in its entirety with the following new Section 1.10:

“1.10 “Net Sales” shall mean the gross sales of the Licensed Product invoiced by CVT, its Affiliates, the CVT Partner and other sublicensees, as the case may be, to non-Affiliated third parties, less deductions of returns (including withdrawals and recalls), rebates (price reductions, including Medicaid and similar types of rebates, e.g., chargebacks), volume (quantity) discounts, other discounts granted at the time of invoicing, sales taxes and other taxes directly linked to and included in the gross sales amount, as computed on a product-by product basis for the countries of the CVT Territory (hereinafter referred to as “adjusted gross sales”). From the adjusted gross sales there shall be a lump sum deduction of [*], computed in accordance with Section 5.7, for those sales-related deductions which are not accounted for on a product-by-product basis (e.g, outward freight, transportation insurance, packaging materials for dispatch of goods, custom duties, retroactive price reductions, discounts granted later than at the time of invoicing, cash discounts and other direct sales expenses). For further clarity, any annual fee payable to the United States government pursuant to Section 9008 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (as may be amended) shall not be deducted from gross sales of the Licensed Product in the United States.”

2.     Full Force and Effect. This Fifth Amendment amends the terms of the License Agreement and the Amendments and is deemed incorporated into, and governed by all the other terms of, the License Agreement and the Amendments. In the event of any

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

conflict between the terms of the License Agreement and the Amendments and the terms of this Fifth Amendment, the terms of this Fifth Amendment shall govern. The provisions of the License Agreement, as amended by the Amendments and this Fifth Amendment, remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Fifth Amendment to be effective as of the Fifth Amendment Date.

Roche Palo Alto LLC		Gilead Palo Alto, Inc.

By:	/s/ Kevin A. Marks	By:	/s/ John F. Milligan

Name:	Kevin A. Marks	Name:	John F. Milligan

Title:	VP	Title:	President

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, IS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED